Exhibit 10.1

CHIASMA, INC.

THE COMPANY’S ISRAELI STOCK OPTION PLAN - 2003

1.	Definitions

As used herein the following terms shall have the meanings hereinafter set forth, unless the context clearly indicates to the contrary.

1.1	“Affiliated Company” - means any “employing company” within the meaning of Section 102(a) of the Ordinance.

1.2	“Applicable Laws” - means the requirements relating to the administration of stock option plans under Israeli law, U.S. state corporate laws, U.S. federal and state securities laws, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws, rules and regulations of any other country or jurisdiction where Options are granted under the Plan.

1.3	“Approved 102 Options” - an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee.

1.4	“Board” - means the Board of Directors of the Company.

1.5	“Cause” - (a) conviction of any felony involving moral turpitude or affecting the Company or any Affiliated Company; (b) embezzlement of funds of the Company or any Affiliated Company; (c) any breach of the Grantee’s fiduciary duties or duties of care towards the Company or any Affiliated Company (including, without limitation, disclosure of confidential information of the Company or any Affiliated Company or breach of a non-competition undertaking); (d) any conduct in bad faith reasonably determined by the Board to be materially detrimental to the Company or, with respect to any Affiliated Company, reasonable determined by the Board of Directors of such Affiliated Company; or (e) any other event classified under the relevant agreement between the Grantee and the Company or the Affiliated Company, as applicable, as a “cause” for termination or by other language of similar substance.

1.6	“Company” - Chiasma, Inc., a Delaware corporation.

1.7	“Date of Grant” - as defined in Section 6.4 hereinbelow.

1.8	“Date of Start” - as defined in Section 7.2 hereinbelow.

1.9	“Election” - the election by the Company, with respect to granting of Approved 102 Options, of either one of the following tax tracks — “Capital Gains Tax Track” or “Ordinary Income Tax Track”, which election shall be in accordance with and bind the Company as provided in Section 102(g) of the Ordinance.

1.10	“Employee” - any employee of the Company or an Affiliated Company, including an office holder or a director, but excluding a Holder of Control in such company or a person who as a result of the granting of the Options pursuant to this Plan shall become a Holder of Control in such company.

1.11	“Exercise Notice” - as defined in Section 7.6 hereinbelow.

1.12	“Exercise Period” - as defined in Section 7.4 hereinbelow.

1.13	“Exercise Price” - the price to be paid for the exercise of each Option.

1.14	“Exercised Shares” - the Shares that are issued upon the exercise of the Options.

1.15	“Expiration Date” - as defined in Section 7.3 hereinbelow.

1.16	“Grantee” - an Employee, a Holder of Control, a consultant or other services providers of the Company or an Affiliated Company, to whom Options are granted.

1.17	“Holder of Control” - as defined in Section 32(9) to the Ordinance.

1.18	“IPO” - an initial public offering of securities of the Company in a recognized stock exchange market or the listing thereof on NASDAQ or another recognized automated quotation system.

1.19	“Merger Transaction” - as defined in Section 7.5 hereinbelow.

1.20	“Option(s)” - an option or options granted within the framework of this Plan, each of which imparts the right to purchase one Share.

1.21	“3(i) Option” - an Option granted pursuant to section 3(i) of the Ordinance.

1.22	“Ordinance” - the Israeli Income Tax Ordinance [New Version], 1961, and the rules and regulations promulgated thereunder as are in effect from time to time and any similar successor rules and regulations promulgated.

1.23	“Plan” - this Company’s Israeli Stock Option Plan - 2003, as may be amended from time to time as set forth hereinbelow.

1.24	“Restricted Period” - as defined in Section 9.1 hereinbelow.

1.25	“Section 102” - Section 102 of the Ordinance and the rules and regulations promulgated thereunder as are in effect from time to time and any similar successor rules and regulations promulgated.

1.26	“Service” - means a Grantee’s employment or service with the Company or an Affiliated Company, whether in the capacity of an Employee or otherwise. A Grantee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders Service to the Company or an Affiliated Company or a change in the identity the Company or the Affiliated Company for which the Grantee renders such Service, provided that there is no interruption or termination of the Grantee’s Service. Furthermore, a Grantee’s Service with the Company or an Affiliated Company shall not be deemed to have terminated if the Grantee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or the Affiliated Company by which the Grantee is employed or engaged, as applicable; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Grantee’s Service shall be deemed to have terminated unless the Grantee’s right to return to Service with the Company or an Affiliated Company is secured by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or an Affiliated Company, as the case may be, or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the vesting schedule of the Options. The Grantee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Grantee performs Service ceasing to be an Affiliated Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Grantee’s Service has terminated and the effective date of such termination.

1.27	“Share(s)” - Share(s) of Common Stock, US $ 0.01 par value each, of the Company, to which, subject to the provisions herein, are attached the rights specified in the Company’s Certificate of Incorporation and By-Laws.

1.28	“Trustee” - the trustee designated by the Company for the purposes of this Plan and approved by the applicable tax assessor.

1.29	“Unapproved 102 Option” - an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

1.30	“Vested Option(s)” - that portion of the Options which the Grantee is entitled to exercise in accordance with the provisions of Section 7.2 of the Plan or the provisions of the option agreement executed with such Grantee.

2.	The Plan

2.1	Purpose

The purpose and intent of the Plan is to advance the interests of the Company by affording to selected Employees, Holders of Control, consultants and other services providers of the Company or an Affiliated Company an opportunity to acquire a proprietary interest in the Company or to increase their proprietary interest therein, as applicable, by the grant in favor of such Employees, Holders of Control, consultants and other services providers, of Options under the terms set forth herein, and thus, to provide an additional incentive to such Employees, Holders of Control, consultants and other services providers, to be employed and/or engaged by and remain in the employ of and/or engagement with the Company or the Affiliated Company, as the case may be, to encourage the sense of proprietorship of such employees, Holders of Control, consultants and other services providers, and to stimulate then-active interest in the success of the Company and the Affiliated Company in which he/she is employed and/or engaged.

2.2	Framework

Options may be granted under this Plan in one of the following ways: (i) Approved 102 Options - to Employees through a Trustee, in accordance with those provisions of Section 102 applicable to the granting of Options through a Trustee, in such tax track as determined in accordance with the Election of the Company; or (ii) Unapproved 102 Options - to Employees, not through a Trustee; or (iii) 3(i) Options - to Grantees who are not Employees, not through a Trustee.

2.3	Effective Date and Term

The Plan shall become effective as of the day it was adapted by the Board, and shall continue in effect until the earlier of (i) its termination by the Board; or (ii) the date on which all of the Shares available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed; provided however, that in any event no Options shall be granted under the Plan following the lapse often (10) years from the date the Plan is adopted by the Board. Without derogating from the authorities of the Board herein, the Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders’ approval is necessary or desirable to comply with any Applicable Laws.

3.	Administration

3.1	The Plan shall be administered by the Board or by a committee appointed by the Board. Unless the powers of such committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by Applicable Laws (in which event of such limitations, such committee may make recommendations to the Board). Subject to the above, the term “Board” whenever used herein, shall mean the Board or such appointed committee, as applicable.

3.2	The Board shall have sole and full discretion and authority, without the need for shareholders’ approval, unless such approval is required to comply with Applicable Laws, to administer the Plan and all actions thereunder or related thereto, including, without limitation, to perform any and all of the following, from time to time and at any time:

3.2.1	To designate Grantees;

3.2.2	To determine the tax-track of the Options to be issued (Approved 102 Options, Unapproved 102 Options, 3(i) Options);

3.2.3	To make the Election;

3.2.4	To determine the terms of the option agreements to be signed between the Company and the Grantee (which need not be identical), including, without limitation the number of Options to be granted in favor of each Grantee, the Exercise Price thereof, the time when an Option can be exercised, and the conditions under which such Options may be exercised;

3.2.5	To interpret the Plan;

3.2.6	To make all other determinations deemed necessary or advisable for the administration of the Plan;

3.2.7	To prescribe, amend, modify (including by adding new terms and rules), and to rescind and terminate the Plan or any of its terms; and

3.2.8	To prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Options.

3.2.9	to modify and amend, including decreasing, the Exercise Price of the Options, including following their grant;

3.2.10	to re-price Options;

3.2.11	to grant to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Exercise Price provided in the Option so surrendered and canceled, and containing suck other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan;

3.2.12	to determine the fair market value of the Shares, and the mechanism of such determination.

3.3	Unless otherwise determined by the Board, any amendment or modification of the Plan shall be deemed to have been included, ab initio, in the Plan and shall have full effect over the relationship between the Company and the Grantee.

3.4	Termination of the Plan shall not affect the Board’s ability to exercise its powers with respect to Options granted under the Plan prior to the date of such termination.

3.5	In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company or any Affiliated Company, members of the Board and any officers or employees of the Company or an Affiliated Company to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of diem may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	Eligibility

The persons eligible for participation in the Plan as Grantees may include Employees, Holders of Control, consultants and other services providers of the Company or any Affiliated Company. In determining the persons in favor of whom Options shall be granted, the number of Options to be granted and the terms thereof, the Board may take into account the nature of the services rendered by such person, his/her present and future potential contribution to the Company and the Affiliated Company in which he/she is employed and/or engaged, and such other factors as the Board in its discretion shall deem relevant.

5.	Reserved Shares

The Company has reserved          (            ) authorized but unissued Shares for the purpose of the Plan, subject to adjustment as set forth in Section 14 hereinbelow.

Any of such Shares which may remain unissued and which are not subject to outstanding Options at the termination of the Plan shah cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected lo an Option under the Plan.

6.	Grant of Options and Issuance of Shares in Trust

6.1	The Options shall be granted at no cost

6.2	Each Option granted pursuant to the Plan shall be evidenced by a written executed option agreement or other written instrument determined by the Board, which shall set forth the terms and conditions with respect to the Options, as the Board may deem necessary.

6.3	The Approved 102 Options granted hereunder shall be granted to the Trustee and the Exercised Shares issued pursuant to the exercise of the Approved 102 Options shall be issued to the Trustee, and both shall be registered in the name of the Trustee, who shall hold the Approved 102 Options and such Exercised Shares in trust until such time when they are released, as provided in Section 9 hereunder.

6.4	In addition to the execution of the option agreement, all Grantees shall be required to execute all other documents required by the Company, whether before or after the grant of the Options (including without derogating, any customary documents and undertakings towards the Trustee and the tax authorities).

Unless otherwise determined by the Board, which determination shall not require shareholders’ approval, unless such approval is required to comply with Applicable Laws, the granting of Options pursuant to the Plan shall be subject to the signing of all required documents by the Grantee, and shall be deemed to occur on the date resolved by the Board and stated in the Grantee’s option agreement (the “Date of Grant”).

7.	Terms of Options

Option agreements between the Company and a Grantee will be in such form approved by the Board, which may be a general form or a specific form with respect to a certain Grantee.

Unless otherwise determined by the Board, which determination shall not require shareholders’ approval, unless such approval is required to comply with Applicable Laws, and provided accordingly in the option agreement, the option agreement shall include, by appropriate language, the number of options granted and the substance of all of the following provisions:

7.1	Exercise Price:

The Exercise Price for each Grantee shall be determined by the Board, which determination shall not require shareholders’ approval, unless such approval is required to comply with Applicable Laws, and shall be specified in the option agreement; provided however, that the Exercise Price shall not be less than the par value of the Shares.

7.2	Vesting:

Unless otherwise determined by the Board, which determination shall not require shareholders’ approval, unless such approval is required to comply with Applicable Laws, with respect to any specific Grantee, and provided accordingly in the option agreement, the Options shall vest (become exercisable) according to the following 4 (four) year vesting schedule:

Period of Grantee’s Continuous Service from the Date of Start:	Portion of Total Number of Options that is Vested and Excercisable

Upon the lapse of full 12 (twelve) months of continuous Service,	1/4

Upon the lapse of each full additional month of the Grantee’s continuous Service thereafter, until all the Options are vested, an additional	1/48

For the purposes herein, the “Date of Start” shall mean the Date of Grant, unless otherwise determined by the Board, which determination shall not require shareholders’ approval, unless such approval is required to comply with Applicable Laws, and provided accordingly in the option agreement.

7.3	Expiration Date:

Options not exercised, shall expire and terminate and become null and void, forthwith upon 10 (ten) years from the Date of Grant, unless expired prior to that date pursuant to Sections 7.5 or 10 below. Such date(s) at which an Option expires and terminates shall be hereinafter referred to as the “Expiration Date”.

7.4	Exercise Period:

Each Option shall be exercisable after it becomes vested and until the Expiration Date of such Option (the “Exercise Period”)

7.5	Effect of A Merger:

In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all the assets or the shares of the Company (such merger or sale: the “Merger Transaction”), the surviving or the acquiring entity, as the case may be, or their respective parent company or subsidiary (the “Successor Entity”), may either assume the Company’s rights and obligations under outstanding Options or substitute the outstanding Options with substantially equivalent options exercisable to shares of the Successor Entity’s shares.

For purposes of this Section 7.5, the outstanding Options shall be deemed assumed or substituted by the Successor Entity if, following the consummation of the Merger Transaction, the outstanding Options confer the right to receive, for each share subject to any outstanding Option immediately prior to the consummation of the Merger Transaction, the same consideration (whether shares, cash or other securities or property) lo which an existing holder of a Share on the effective date of consummation of the Merger Transaction was entitled; provided however, that if the consideration to which such existing holder is entitled is not solely securities of the Successor Entity, then the Board may determine, with the consent of the Successor Entity, that the consideration to be received by the Grantees for their outstanding Options, will be solely securities of the Successor Entity equal in their market value to the per share consideration received by the holders of shares in the Merger Transaction.

In the event that the Successor Entity does not assume or substitute all of the outstanding Options of a Grantee, then the Grantee shall have a period of 15 days, from the date designated by the Company in a written notice given to the Grantee, to exercise the Vested Options of the Grantee. All Options, whether vested or not, which are neither assumed or substituted by the Successor Entity, nor exercised by the end of the said 15 day period, shall expire and terminate effective as of the date of the consummation of the Merger Transaction, shall become null and void and shall not entitle the Grantee to any right in or towards the Company or the Successor Entity.

7.6	Exercise Notice and Payment:

Vested Options may be exercised at one time or from time to time during the Exercise Period, by giving a written notice of exercise (the “Exercise Notice”) to the Company (and in the case of Approved 102 Options, with a copy to the Trustee), at their principal offices, in accordance with the following terms:

(a)	The Exercise Notice must be signed by the Grantee and must be delivered to the Company (and in the case of Approved 102 Options, with a copy to the Trustee), prior to the termination of the Options, by certified or registered mail—return receipt requested, with a copy delivered to the Chief Financial Officer (or such outer authorized representative) of the Affiliated Company with which the Grantee is employed or engaged, if applicable.

(b)	The Exercise Notice will specify the number of Vested Options being exercised.

(c)	The Exercise Notice will be accompanied by payment in full of the Exercise Price for the exercised Options and by such other representations and agreements as required by the Company with respect to the Grantee’s investment intent regarding the Exercised Shares. Payment will be made by personal check or cashier’s check payable to the -order of the Company, provided however, that in case of payment by personal check (and not by cashier’s check), the Options shall not be deemed exercised, and the Company shall not issue the Exercised Shares in respect thereof, until the personal check shall have been fully and irrevocably honored by the bank on which it was drawn.

7.7	Conditions of Issuance

The Company shall not issue the Shares and the Options shall not be deemed exercised until the Company has been provided with the tax authorities’ confirmation which either (i) waives or defers the tax withholding obligation; or (ii) confirms the payment of the tax with respect to such exercise; or (iii) confirms the conclusion of another arrangement with the Grantee regarding the tax amounts, if any, that are to be withheld by the Company or any Affiliated Company under law with respect to such exercise, and which is satisfactory to the Company, and if such arrangement requires the approval of the Trustee, is also satisfactory to the Trustee.

Furthermore, notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver Shares under the Plan unless the exercise of the Option and the issuance and delivery of such Shares complies with Applicable Laws and may be further subject to the approval of counsel for the Company with respect to such compliance. The Company may further require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with Applicable Laws.

As a condition to the exercise of an Option, the Company may require, inter alia: (i) the Grantee to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is necessary or desirable; (ii) the Grantee to make such other representations, warranties and covenants as may be reasonably required to comply with Applicable Laws; (iii) a legend on the Shares indicating that such Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (and agreed to by counsel to the Company) slating that such transfer is not in violation of any applicable law or regulation, may be stamped on the stock certificates to ensure exemption from registration; and/or (iv) the Grantee to execute and deliver to the Company an agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the Shares.

8.	Transferability

8.1	Other than by will or laws of descent, Options or any of the rights in connection therewith shall not be assignable, transferable, made subject to attachment, lien or encumbrance of any kind, and the Grantee shall not be entitled with regard to the same, and shall not grant with regard thereto, any power of attorney or transfer deed, whether valid immediately or in the future.

8.2	Exercised Shares may be subject to a right of first refusal, one or more repurchase options, a market stand-off/lock up period, or other conditions and restrictions as may be included in the Company’s Certificate of Incorporation and/or By-Laws and/or option agreement, upon determination of the Board to its discretion at the time the Options are granted, provided however, that if the Options are subject to a right of first refusal or a repurchase option, then for as long as the Company is not publicly traded, a Grantee shall not transfer any Exercised Shares, prior to the lapse of six (6) months and one day from the date on which he exercised the Options. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Grantee shall execute any agreement evidencing such transfer restrictions prior to the receipt of Exercised Shares hereunder, and shall promptly present to the Company any and all certificates representing Exercised Shares for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

The Grantee may transfer or sell only Exercised Shares, or any part thereof, to any third party, provided that all of the following conditions have been met prior to such transfer: (i) the transfer is made in accordance with and subject to the provisions of the Company’s Certificate of Incorporation and/or By-Laws (including, without limitation, any rights of first refusal provided therein, if any); and (ii) the transferee confirmed in writing its acceptance of the terms and conditions of the Plan and the option agreement with respect to the Exercised Shares being transferred, instead of the Grantee, to the satisfaction of the Board (including the execution of the proxy referred to in Section 11.2 hereinbelow); and (iii) the actual payment of all taxes required to be paid upon such sale and transfer of the Exercised Shares have been made to the tax assessor, and the Trustee (if applicable) received confirmation from the tax assessor that all taxes required to be paid upon such sale and transfer have been paid.

Any transfer that is not made in accordance with the Plan or the option agreement shall be null and void.

8.3	No transfer of an Exercised Share or Option by the Grantee by will or by the laws of descent shall be effective against the Company, unless the Company shall have been furnished with written notice thereof, and with an authenticated copy of the will and/or such other evidence as the Board may deem necessary to establish the validity of the transfer, and with the acceptance by the transferee or transferees of the terms and conditions of the Plan and the option agreement signed with the Grantee and, if applicable, Section 102.

8.4	Notwithstanding anything to the contrary herein, in the event that prior to an IPO, holders holding in tire aggregate no less than the majority of the Company’s then issued shares of capital stock, wish to sell their shares to a third parry, or in the event of a transaction in which one stockholder or an affiliate of one of the stockholders, purchases a majority of the Company’s then issued shares of capital stock from other stockholders of the Company (not including shares which were issued under an employee share option plan), then, if so requested by the purchaser, the Grantee shall be obligated to join such sale and to sell all of his/her shares in the Company (and if requested, also his/her Vested Options—to the extent not expired), all under the same terms under which the other shares are being sold (provided that with respect to Vested Options, the Exercise Price shall be deducted from the purchase price paid for the shares in such transaction) and in accordance with the provisions of the Certificate of Incorporation and/or By-Laws of the Company.

9.	Release of Approved 102 Options

9.1	Approved 102 Options and Exercised Shares issued pursuant to the exercise thereof, and all rights attached thereto (including bonus shares), shall be held by the Trustee for such period of time as required by the provisions of Section 102 applicable to options granted through a Trustee in the tax track applicable to the Options, as per the Election (the “Restricted Period”).

9.2	The Grantee shall not be entitled to receive the Approved 102 Options, the Exercised Shares issued pursuant to the exercise thereof or any right attached thereto (including bonus shares), or to request the transfer thereof to any third party, before the lapse of the Restricted Period.

9.3	The Trustee may release only Exercised Shares (and not Options); Exercised Shares issued pursuant to the exercise of Approved 102 Options and all rights attached thereto (including bonus shares), shall not be released before the end of the Restricted Period. Subject to the aforesaid, the Trustee may, pursuant to the written request of the Grantee, release and transfer the Exercised Shares to the Grantee, or to any third party lo whom the Grantee wishes to sell the Exercised Shares, as indicated in the Grantee’s written notice, provided however that the Trustee shall not release, transfer or do any other transaction or action with respect to the Exercised Shares before both of the following conditions have been fulfilled: (i) payment has been remitted to the tax authorities of all taxes required to be paid upon the release and transfer of the Exercised Shares, and confirmation of such payment has been received by the Trustee (except if the transfer is by will or laws of descent); and (ii) the Trustee has received written confirmation issued by the Company or the applicable .Affiliated Company to the Trustee, to the effect that all requirements for said release and transfer have been fulfilled according to the terms of the Company’s Certificate of Incorporation and/or By-Laws, the Plan and the option agreement.

10.	Termination of Options

10.1	Notwithstanding anything to the contrary, any Option granted in favor of any Grantee but not exercised by such Grantee within the Exercise Period and in strict accordance with the terms of the Plan and the option agreement, shall, upon the lapse of the Exercise Period, immediately expire and terminate, become null and void, and shall not entitle the Grantee to any right in, or towards the Company or any Affiliated Company in connection with the same, and all interests and rights of the Grantee, in and to the same, shall expire.

10.2	Notwithstanding anything to the contrary herein, upon the termination of a Grantee’s Service, for any reason whatsoever, any Options granted in favor of such Grantee which are not Vested Options, shall immediately expire and terminate, become null and void, and shall not entitle the Grantee to any right in, or towards the Company or any Affiliated Company m connection with the same, and all interests and rights of the Grantee, in and to the same, shall expire.

10.3	Notwithstanding anything to the contrary herein, upon the termination of a Grantee’s Service for “Cause” all of such Grantee’s Vested Options shall also immediately expire and terminate, become null and void, and shall not entitle the Grantee to any right in, or towards the Company or any Affiliated Company in connection with the same, and all interests and rights of the Grantee, in and to the same, shall expire.

10.4	Notwithstanding anything to the contrary herein, following termination of Grantee’s Service, not for “Cause”, the Grantee may exercise Options which are Vested Options at the date of such termination, subject to the following terms (unless otherwise determined by the Board, which determination shall not require shareholders’ approval, unless such approval is required to comply with Applicable Laws,), and subject to the Expiration Date:

10.4.1	the Vested Options may be exercised within a period of 3 (three) months from the date of such termination; and

10.4.2	if such termination is the result of death or disability of the Grantee, the Vested Options may be exercised within a period of 12 (twelve) months from the date of such termination;

10.5	Notwithstanding anything to the contrary herein, upon the issuance of a court order declaring the bankruptcy of a Grantee, or the appointment of a receiver or a provisional receiver for a Grantee over all of his assets, or any material part thereof, or upon making a general assignment for the benefit of his creditors, any Options issued in favor of such Grantee which are not Vested Options shall immediately expire and terminate, become null and void and shall not entitle the Grantee, his receiver,-successors, creditors or assignees, to any right in, or towards the Company in connection with the same, and all interests and rights of the Grantee, his receiver, successors, creditors or assignees, in and to the same, shall expire.

10.6	Without derogating from the foregoing, an Employee for whom Unapproved 102 Options were granted must sign, upon termination of his/her employment, a guarantee in the form required by the Company, to secure payment of all taxes which become due upon the future transfer of his/her Exercised Shares which may be issued following the exercise of his/her outstanding Unapproved 102 Options.

11.	Rights as Shareholder and Voting Rights

11.1	It is hereby clarified that a Grantee shall not, by virtue of the Plan, the option agreement or any Option granted in his/her favor thereunder, have any of the rights of a shareholder with respect to any Shares represented by the Options, until the Options have been exercised and the Exercised Shares have been issued in the Grantee’s name.

Furthermore, with respect to Exercised Shares issued following the exercise of Approved 102 Options, as long as such Exercise Shares are registered in the name of the Trustee, the Company shall consider only the Trustee as the owner of such shares for all purposes whatsoever (including without limitation, for the purpose of delivering notices), and except as specifically designated otherwise herein (such as with respect to the right to receive dividends as provided in Section 12.1 hereafter), the Grantee shall not have any rights by virtue of such Exercised Shares until such Exercised Shares shall have been transferred to the Grantee by registering them in the Grantee’s name.

11.2	Prior to the closing of an IPO, the Board shall be entitled to require, as a condition to the exercise of any Option, that the Grantee (and the Trustee, if the Trustee wall be the holder of the Exercised Shares) sign and deliver to such person as may be designated by the Board (the “Nominee”) an irrevocable proxy, in a form to be provided by the Company, appointing the Nominee as the sole person entitled to exercise the voting rights conferred by such shares. The Nominee shall not exercise the voting rights conferred by the Exercised Shares held by him or with respect to which the Nominee has been given an irrevocable proxy as aforesaid, in any way whatsoever, and shall not issue a proxy to any person or entity to vote such shares, unless otherwise instructed by the Board, and in accordance with such instructions. The Nominee shall be indemnified and held harmless by the Company, to the extent permitted by applicable law, against any cost or expense (including counsel fees) reasonably incurred by rum/it, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the aforesaid proxy unless arising out of such Nominee’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Nominee(s) may have as a director or otherwise under the Company’s Certificate of Incorporation and/or By-Laws, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise. Without derogating from the above, with respect to Exercised Shares of Approved 102 Options, such Shares shall be voted in accordance with the provisions of Section 102.

11.3	Notwithstanding anything to the contrary herein or in the Company’s Certificate of Incorporation and/or By-Laws, none of the Grantees shall have (and they hereby waive the right to have), any pre-emptive rights to purchase, along with the other shareholders in the Company, a pro rata portion of any securities proposed to be offered by the Company prior to the offering thereof to any third party and any rights of first refusal to purchase any securities of the Company offered by the other shareholders of the Company.

12.	Dividends and Bonus Shares

12.1	Cash dividends paid or distributed, if any, with respect to the Exercised Shares shall be remitted directly to the Grantee who is entitled to the Exercised Shares for which the dividends are being paid or distributed, subject to any applicable taxation on such distribution of dividend, and the withholding thereof, and when applicable, subject to the provisions of Section 102.

12.2	All bonus shares to be issued by the Company, if any, with regard to the Exercised Shares held by the Trustee, shall be registered in the name of the Trustee and all provisions applying to the Exercised Shares, shall apply to the bonus shares, mutatis mutandis. Said bonus shares shall be subject to the Restricted Period applicable to the Exercised Shares with respect to which they were issued.

13.	Liquidation

If the Company is liquidated or dissolved while unexercised Options remain outstanding under the Plan, then the Board in its own discretion may determine that all or part of such outstanding Options may be exercised in full by the Grantees as of immediately prior to the effective date of any such liquidation or dissolution of the Company, without regard to the vesting terms thereof.

14.	Adjustments

The number of Shares to which each outstanding Option is exercisable, together with those Shares otherwise reserved for the purposes of the Plan for Options not yet exercised as provided under Section 5 above, shall be proportionately adjusted for any increase or decrease in the number of Shares resulting from a stock split, reverse stock split, combination or reclassification of the Shares, as well as for any distribution of bonus shares. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

15.	Rights to Changes, Etc.

The Plan or the option agreement shall not affect, in any way, the rights, power or freedom of the Company or of its stockholders to make or authorize any sale, transfer or any change whatsoever in all or any part of the Company’s assets, obligations or business, or any other business, commercial or corporate act or proceeding, whether of a similar character or otherwise; any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or business; any merger or consolidation of the Company; any issue of bonds, debentures, shares (including preferred or prior preference shares ahead of or affecting the existing shares of the Company including the shares into which the Options granted hereunder are exercisable or the Exercised Shares or the rights thereof, etc.); or the dissolution or liquidation of the Company; and none of the above acts or authorizations shall entitle the Grantee to any right or remedy, including, without limitation, a right of compensation for any dilution resulting from any issuance of any shares or of any other securities in the Company to any person or entity whatsoever.

16.	No Employment / Engagement Obligations

Nothing in the Plan, the option agreement or in any Option granted hereunder shall guarantee the Grantee’s employment or engagement in the Company or any Affiliated Company, and no obligation of the Company or any Affiliated Company as to the length of employment or engagement of the Grantee or as to any other term of employment shall be implied by the same; the Company and any -Affiliated Company reserve the right to terminate the employment or engagement of any Grantee pursuant to such Grantee’s terms of employment or engagement and any law.

17.	No Representation

The Company does not and shall not, through this Plan or through any option agreement, make or be deemed to make any representation toward any Grantee with regard to the Company, its business, its value or with regard to the Company’s shares in general, and the Exercised Shares in particular, their value or rights.

The Grantee, in entering the option agreement, represents and warrants toward the Company, that his/her consent to the grant of the Options issued in favor of him/her and their exercise (if so exercised), is not, in any respect, made on the basis of any representation or warranty made by the Company or by any of its directors, officers, shareholders or employees, and is made based only upon his examination and expectations of the Company, on an “as is” basis, The Grantee waives any claim whatsoever of “non conformity” of any kind or any other cause of action or claim of any kind with respect to the Options and/or the Shares exercised thereupon.

18.	Tax Consequences

18.1	All tax consequences arising from the grant or exercise of any Option, the payment for or the transfer of the Exercised Shares to the Grantee, or from any other event or act (of the Company, any Affiliated Company, the Trustee or the Grantee) hereunder, shall be borne solely by the Grantee; the Grantee shall indemnify the Company and the Trustee and hold them harmless from and against any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee, unless the said liability is a result of default of the Company.

The Company, any Affiliated Company and the Trustee may withhold, from any payment made to the Grantee, the amount of the tax and/or other mandatory payment the withholding of which is required •with respect to the Options and/or the Exercised Shares under any law. The Company or an Affiliated Company shall have the right to require the Grantee, through payroll withholding, cash payment or otherwise, to make adequate provision for any such tax withholding obligations of the Company, an Affiliated Company or the Trustee arising in connection with the Options or the Exercised Shares.

18.2	Without derogating from the foregoing, it is hereby clarified that the Grantee shall bear and be liable for all tax and other consequences in the event that his/her Approved 102 Options and/or Exercised Shares are not held for the entire Restricted Period, all as provided in Section 102.

19.	Subordination

It is clarified that the grant of the Approved 102 Options hereunder is subject to the approval by the Tax Authorities of the Plan and the Trustee, in accordance with the Ordinance and the provisions of Section 102 applicable to the granting of Options through a Trustee in the tax track applicable to the Options, in accordance with the Election. It is also clarified that the Approved 102 Options, the Plan and the option agreements are subject to the provisions of Section 102 applicable to the granting of options through a Trustee in the tax track applicable to any granted Options, in accordance with the Election, and the terms of the Tax Authorities permit, if any, which shall be deemed an integral part of each, accordingly, and which shall prevail over any term that is inconsistent with such provisions of Section 102. Any provision of Section 102 and/or such permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102 which is not expressly specified in the Plan or in the option agreement shall be considered binding upon the Company and the Grantee.

It is further clarified that Unapproved 102 Options granted to Employees hereunder, and their respective option agreements, are subject to the provisions of Section 102 applicable to the granting of Options not through a Trustee, which shad be deemed an integral part of each, accordingly, and which shall prevail over any term that is inconsistent with such provisions of Section 102.

20.	Non-Exclusivity of the Plan

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options for shares in the Company otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

21.	Termination or Amendment of Plan

The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules dial would permit otherwise, without the approval of the Company’s stockholders there shall be no amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Options unless expressly provided by the Board.

CHIASMA, INC.

Increase in Reserved Shares for Issuance Under 2003 Plan

RESOLVED, that the number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), reserved for issuance upon exercise of stock options to purchase shares of Common Stock granted to employees, directors, consultants and service providers of the Company under the Company’s 2003 Israeli Stock Option Plan (the “2003 Plan”) be increased by 30,000 shares of Common Stock to a total of 164,200 Shares of Common Stock; that the 2003 Plan be amended to reflect such increase; that the number of shares of Common Stock reserved for issuance under the 2003 Plan be and hereby is increased to a total of 164,200; and that the amendment to the 2003 Plan be submitted to the stockholders of the Company for their approval.

RESOLVED, that the Board of Directors hereby ratifies and approves, as of the date of their respective initial grant, all options granted under the Company’s 2003 Plan.